THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE PURCHASER.

AGREEMENT FOR THE EXCHANGE OF STOCK

THIS AGREEMENT is made and entered into this ____ day of February, 2017, by and between JunkieDog.com Inc., a Nevada corporation (the “Purchaser”), and the members of Grand Havana Master LLC., a Florida limited liability company (“GHM”).

In consideration of the mutual promises, covenants, representations and warranties contained herein, and other good and valuable consideration, and with the intent that, upon consummation of the transactions contemplated hereby, on the terms set forth herein, GHM shall become a wholly owned subsidiary of Purchaser each of the parties hereto agrees as follows:

1. EXCHANGE OF SECURITIES. Subject to the terms and conditions of this Agreement, Purchaser agrees to transfer to the members of GHM, as set forth in Exhibit 1 attached hereto, on a pro-rata basis, 50,000,000 (Fifty Million) shares of Purchaser’s Common Stock in exchange for one hundred percent (100%) of the issued and outstanding membership interests of GHM such that GHM shall become a wholly owned subsidiary of the Purchaser. It is intended that the acquisition shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

2. REPRESENTATIONS AND WARRANTIES OF Purchaser. Purchaser represents and warrants to GHM the following:

(A) Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada. All actions taken by the incorporators, directors, officers and shareholders of Purchaser have been valid and in accordance with the laws of the State of Nevada.

(B) Capital.

(i) The authorized capital stock of Purchaser consists of 400,000,000 shares of common stock, $0.0001 par value, and 100,000,000 shares of Series A preferred stock, $0.001 par value, and 50,000,000 shares of Series B preferred stock, $.001 par value. Currently there are 46,875,687 shares of common stock issued outstanding and no shares of preferred stock issued and outstanding. All such outstanding shares are, as of the date hereof, and at Closing, fully paid and non-assessable, free of all liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. Other than as proved herein, there are not now, and at Closing, there will not be, any outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Purchaser to issue or to transfer from treasury any additional shares of its capital stock, unless otherwise set forth in the Purchaser’s reports filed with OTC Markets and/or the SEC. None of the outstanding shares of Purchaser are subject to any stock restriction agreements.

(ii) Simultaneously herewith, the Purchaser has entered into an agreement whereby Purchaser shall transfer all of the (i) patents, patent applications, patent disclosures and inventions, (ii) Internet Domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, and copyrightable works, financial and marketing plans and customer and supplier lists and information, and (vii) copies and tangible embodiments thereof (in whatever form or medium) to Mr. Roberto Luciano or his designee prior to Closing. In consideration of such sale, Mr. Luciano will return 40,774,050 shares of the Purchaser’s common stock for cancellation.

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(C) OTC Markets Listing/ SEC Filings. On the closing date the shares of Common Stock of Purchaser shall be quoted on the OTC Markets or such other exchange as may be agreed in writing. Additionally, the Purchaser shall have provided to its auditor all documentation required to prepare any SEC reports that were required to be filed with the SEC and shall have filed with the SEC any other reports that were required to have been filed up to and including on the date of the closing.

(D) Ability to Carry Out Obligations. Purchaser has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Purchaser or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Purchaser to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of Purchaser or upon the securities of Purchaser to be acquired by the members of GHM.

(E) Full Disclosure. None of representations and warranties made by the Purchaser, contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading under the circumstances by which it was made.

(F) Business of the Purchaser. The business of the Purchaser shall continue to be conducted in its ordinary course.

(G) Compliance with Laws. To the best of its knowledge, Purchaser has substantially complied with, and is not in material violation of any federal, state, or local statute, law, rule and/or regulation.

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(H) Litigation. Purchaser is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of Purchaser, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Purchaser. Purchaser is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

(I) Conduct of Business. Prior to the closing, Purchaser shall not:

(i) sell, pledge, or assign any assets, except as forth herein

(ii) amend its Articles of Incorporation or Bylaws, except as required hereby

(iii) issue any other series or preferred share except for the shares to be issued pursuant hereto

(J) Corporate Documents. Copies of each of the following documents of Purchaser, which are true complete and correct in all material respects, have been delivered to GHM:

(i) Articles of Incorporation;

(ii) Bylaws;

(iii) file stamped preferred designation

(iv) Minutes of Shareholders Meetings; and

(v) Minutes of Directors Meetings.

(vi) Consents signed in lieu or meetings of Shareholders

(vii) Consents signed in lieu of meetings of Directors

(K) Validity of Documents. All minutes, consents or other documents pertaining to Purchaser to be delivered at or prior to closing shall be valid and in accordance with the laws of the State of Florida.

(L) Title to Shares. Except as discussed herein, the shares to be issued pursuant to this Agreement will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares and, except as provided in this Agreement, Purchaser is not a party to any agreement which offers or grants to any person the right to purchase or acquire any securities of Purchaser, except as disclosed in its SEC Reports. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the shares, impair, restrict or delay any voting rights with respect to the shares.

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3. REPRESENTATIONS AND WARRANTIES OF GHM. GHM represents and warrants to Purchaser the following:

(A) Organization. GHM is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida and has all the necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Florida.

(B) Capital. The authorized capital of GHM consists of membership interests as set forth on Schedule A, hereto. All such outstanding interests are, as of the date hereof, and at Closing, fully paid and non-assessable, free of all liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. Other than as proved herein, there are not now, and at Closing, there will not be, any outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating GMH to issue or to transfer from treasury any additional interests of its capital stock. None of the outstanding intrests of GMH are subject to any stock restriction agreements.

(C) Ability to Carry Out Obligations. GHM has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by GHM and the performance by GHM of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which GHM or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause GHM to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of Purchaser or upon the securities of GHM to be acquired by Purchaser.

(E) Full Disclosure. None of representations and warranties made by GHM, contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading under the circumstances by which it was made.

(F) Business of GHM. The business of GHM shall continue to be conducted in its ordinary course.

(G) Compliance with Laws. To the best of its knowledge, GHM has substantially complied with, and is not in material violation of any federal, state, or local statute, law, rule and/or regulation.

(H) Litigation. GHM is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of Purchaser, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Purchaser. Purchaser is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

(I) Conduct of Business. Prior to the closing, shall not:

(i) sell, pledge, or assign any assets

(ii) amend its Articles of Incorporation or Bylaws,

(iii) declare dividends, redeem or sell stock or other securities,

(iv) incur any liabilities,

(v) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or

(vi) enter into any other transaction.

(J) Corporate Documents. Copies of each of the following documents of Purchaser, which are true complete and correct in all material respects, have been delivered to TicketPal:

                                                                                i.            Articles of Incorporation;

                                                                              ii.            Bylaws;

                                                                            iii.            Minutes of Shareholders Meetings; and

                                                                            iv.            Minutes of Directors Meetings.

                                                                              v.            Consents signed in lieu or meetings of Shareholders

                                                                            vi.            Consents signed in lieu of meetings of Directors

                                                                          vii.            Financial statements for the period ending September 30, 2016.

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4. INVESTMENT INTENT. The shareholders of GHM are acquiring the shares of Purchaser to be issued pursuant to this Agreement for their own account for the purpose of investment and not with any expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the shares to be acquired by him hereunder.

5. DOCUMENTS TO BE DELIVERED AT CLOSING.

(A) By Purchaser:

(i) Board of Directors Minutes authorizing the issuance of shares of the Purchaser to be issued pursuant to this Agreement.

(ii) Certificate of Good Standing from the State of Nevada.

(iii) Certificates representing 50,000,000 shares of Purchaser’s Common Stock, in the names of the Holders as set forth on Exhibit 1.

(B) By GHM:

(i)                 Delivery to Purchaser of certificates representing 100% of the issued and outstanding Membership interests of GHM.

(ii)               Vote of the Members authorizing the transaction pursuant to this Agreement.

(iii)             Certificate of Good Standing from the State of Florida.

(iv)             All of the business and corporate records of GHM, including but not limited to correspondence files, bank statements, income tax returns, checkbooks, savings account books, minutes of shareholder and directors’ meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

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7. CONDITIONS PRECEDENT TO CLOSING.

Purchaser’s obligations to carry out the terms of this Agreement and to complete its transactions contemplated under this Agreement are subject to the fulfillment to the satisfaction of Purchaser of each of the following conditions at or prior to the Time of Closing:

A. Each of the Members and GHM (collectively, the “GHM Group”) shall have complied with all of their respective covenants and agreements contained in this Agreement; and

B. The GHM Group shall transfer, or will cause to be transferred, to Purchaser one hundred percent (100%) of the issued and outstanding GHM membership interests; and

C. The representations and warranties of each of the GHM Group contained in this Agreement or contained in any certificates or documents delivered by any of them pursuant to this Agreement shall be completely true as if such representations and warranties had been made as of the Time of Closing.

The conditions set forth above are for the exclusive benefit of Purchaser and may be waived by Purchaser in whole or in part at any time at or before the Time of Closing, as long as such conditions are waived in writing.

GHM’s obligation to carry out the terms of this Agreement and to complete the transactions contemplated under this Agreement are subject to the fulfillment to GHM’s satisfaction of each of the following conditions at or prior to the Time of Closing:

A. Purchaser shall have complied with all of its covenants and agreements contained in this Agreement; and

B. The representations and warranties of Purchaser contained in this Agreement or contained in any certificates or documents delivered by it pursuant to this Agreement shall be completely true and correct in all material respects as if such representations and warranties had been made by Purchaser as of the Closing Date; and

C. Purchaser shall be current, through September 30, 2016, with its filing obligations with the SEC and/or OTC Markets such that it is labeled as “Current” on OTC Markets;

D. At Closing, the current Board of Directors of Purchaser shall appoint such director nominees as may be designated by GHM to fill vacancies on the Board of Directors of Purchaser, and, thereafter, the current directors of Purchaser shall resign. In addition, at closing all officers of Purchaser shall tender their resignations to the Board of Directors, and new officers of Purchaser shall be appointed by the newly appointed Board of Directors of Purchaser. All such director and officer resignations shall be disclosed on Form 8-K to be filed with the SEC.

The conditions set forth above are for the exclusive benefit of GHM and may be waived by GHM in whole or in part at or before the Time of Closing, as long as such conditions are waived in writing.

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8. MISCELLANEOUS PROVISIONS.

(A) Expenses. Each party shall bear all of the legal, accounting and other costs and expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(B) Further Assurances. From and after the date of this Agreement, each of the parties shall cooperate with one another, shall do and perform such actions and things, and shall execute and deliver such documents and instruments, as may be reasonable and necessary to effectuate the purposes and intents of this Agreement, including adding a person designated by Purchaser to any and all bank accounts of Purchaser. This Section shall survive closing.

(C) Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Florida. If any action is brought between the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues related to this Agreement or otherwise, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the State Courts of Broward County, Florida. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees at trial and all appellate levels.

(D) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, between the parties with respect to such subject matter. This Agreement may not be amended or modified in any manner, except by a written instrument executed by each of the parties hereto.

(E) Benefits; Binding Effect. This Agreement shall be for the benefit of, and shall be binding upon, the parties and their respective successors and assigns.

(F) No Waivers. The waiver by either party of a breach or violation of any provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach or violation. The waiver by either party to exercise any right or remedy it may possess shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

(G) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

(H) Counterparts; E-Mail. This Agreement may be executed in any number of counterparts and by the separate parties in separate counterparts, and via e-mail, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.

(I)                Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall have expired on December 16, 2016.

(J) Brokers' or Finder's Fees. Each party is unaware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(K) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively.

(L) Termination. The Plan of exchange may be terminated by written notice, at any time prior to closing, (i) by mutual consent, (ii) by either party during the due diligence phase, (iii) by either party, in the event that the transaction represented by the anticipated Plan of exchange has not been implemented and approved by the proper governmental authorities 60 days from the date of this Agreement, or (v) by either party in the event that a condition of closing is not met by December 30, 2016. In the event that termination of the Plan of exchange by either or both, as provided above, the Plan of exchange shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement on the date first written above.

JUNKIEDOG.COM INC.	GRAND HAVANA MASTER LLC
By: /s/ Roberto Luciano	By: /s/Tanya Bredemeier
Name: Robert Luciano	Tanya Bredemeier, Manager
Title: President

SHAREHOLDERS

Steve Polisar	Robert Taischer	Tanya Bredemeier

Robert Rico	Jorge Moreno	Luis Bustelo

Schultz Hartgrove	Charles Rosenberg	Max Polisar

James Teper	Norman Brooks

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Schedule A

Name	Ownership
Steve Polisar	29.0%
Robert Taischer	19.0%
Tanya Bredemeier	25.0%
Robert Rico	10.0%
Jorge Moreno	10.0%
Luis Bustelo	3.0%
Shultz Hartgrove	2.0%
Charles Rosenberg	0.5%
Max Polisar	0.5%
James Teper	0.5%
Norman Brooks	0.5%
Total	100.00%